Exhibit 12.1

ATTORNEYS AT LAW

Randy J. Sparling

(612) 373-8425

Fax: (612) 338-4608

E-mail: rsparling@felhaber.com

June 16, 2019

Dakota REIT

3003 – 32nd Ave. S., Suite 250

Fargo, ND 58103

RE:	Securities Offered under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of an Offering Statement on Form 1-A pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by Dakota Real Estate Investment Trust (the “Company”) of up to 300,000 of the Company’s Class A Voting Shares, up to 150,000 of the Company’s Class B shares and up to 150,000 of the Company’s Class I shares (collectively, the “Shares”).

We have reviewed such documents and made such examination of the law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the North Dakota law relating to Real Estate Investment Trusts, N.D.C.C. Chapter 10-34 (which include reported judicial decision interpreting the same).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, the Shares will be validly issued and fully paid and holders of the Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Shares.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 of the Offering Statement and to the references to our firm under the caption “Legal Matters” in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours very truly,

/s/ Randy J. Sparling
Randy J. Sparling

220 South Sixth Street

Suite 2200

Minneapolis, MN 55402-4504

Phone: 612-339-6321

Fax: 612-338-0535

felhaber.com